Silver Screen Management Services, Inc.
Chelsea Piers-Pier 62
Suite 300
New York, NY 10011
(212) 336-6700
Recorded News Update:
(800) 444-SILV


                                SILVER SCREEN IV

                                      Third

                                     Quarter

                                     Report



                               September 30, 1996



C 1996 Silver Screen Management Services, Inc.

D E A R   L I M I T E D    P A R T N E R:

     The 1996 third quarter cash distribution totals $27.2 million, bringing total distributions since the Partnership's inception in 1988 to $578 million.

     Third quarter revenue was generated principally from Revenue Shortfall Payments from Buena Vista for "The Doctor," "V.I. Warshawski," "True Identity" and "Deceived." Our three animated films, "The Little Mermaid," "Beauty and the Beast" and "The Rescuers Down Under", also produced Partnership revenue this quarter from sales of film-related merchandise, foreign pay television, and the foreign home video market, respectively.

     Partnership revenue in the future is expected to be generated from the 33 films in the portfolio as they continue to travel through the U.S. and foreign television markets, from the only remaining Revenue Shortfall Payment ("Blame It on the Bellboy"), and from the Disney buyout of the Silver Screen IV-Disney Joint Venture.

     As you may be aware, a number of private investment groups have sent out correspondence relating to a tender offer for units in Silver Screen Partners
IV. These tender offers are NOT associated with the Disney buyout, and Silver Screen IV is NOT affiliated in any way with these firms. If you are not interested in selling your units, no action by you is required.

     The 1996 Annual Report and tax  information  will be mailed to you by March
15. If you need any assistance in the meantime, please contact our Investor Relations Department at our new telephone number and address listed on the back of this report.

Sincerely,




/s/ Roland W. Betts                     /s/ Tom A. Bernstein
-------------------                     ------------------------
Roland W. Betts                         Tom A. Bernstein
President                               Executive Vice President






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


B A L A N C E   S H E E T S
(Unaudited)


                                                        Sept. 30, 1996    Dec. 31, 1995
                                                        --------------    -------------
ASSETS

Current assets:
Cash ................................................     $     51,760     $    392,505
Temporary investments (at cost plus accrued interest,
  which approximates market) (Note 2) ...............       54,870,499       42,422,608
                                                          ------------     ------------

Total current assets ................................       54,922,259       42,815,113
Investment in Joint Venture (Note 3) ................       74,450,915       95,691,312
                                                          ------------     ------------

                                                          $129,373,174     $138,506,425
                                                          ============     ============

LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
Due to managing general partner .....................     $     41,793     $     60,728
Overhead fees payable (Note 4) ......................       23,245,371       25,542,750
                                                          ------------     ------------

Total current liabilities ...........................       23,287,164       25,603,478
Other liabilities ...................................             --            100,000
                                                          ------------     ------------

Total liabilities ...................................       23,287,164       25,703,478
                                                          ------------     ------------

Partners' equity:
General partners ....................................             --               --
Limited partners ....................................      106,086,010      112,802,947
                                                          ------------     ------------

Total partners' equity ..............................      106,086,010      112,802,947
                                                          ------------     ------------

                                                          $129,373,174     $138,506,425
                                                          ============     ============

                       See notes to financial statements.

STATEMENTS OF OPERATIONS (UNAUDITED)

                                          Three Months      Nine Months    Three Months     Nine Months
                                                 Ended            Ended           Ended           Ended
                                        Sept. 30, 1996   Sept. 30, 1996  Sept. 30, 1995  Sept. 30, 1995
                                        --------------   --------------  --------------  --------------
REVENUES:
Income from Joint Venture (Note 3) .     $ 24,445,771    $ 76,425,463     $    330,902     $  7,456,008
Interest income ....................          794,533       2,147,965          633,755        1,958,454
                                         ------------    ------------     ------------     ------------

                                           25,240,304      78,573,428          964,657        9,414,462

COSTS AND EXPENSES:
General and administrative expenses           780,405       2,477,084          974,408        3,071,088
                                         ------------    ------------     ------------     ------------

Income (loss) before tax ...........       24,459,899      76,096,344           (9,751)       6,343,374
Unincorporated business tax ........          995,100         995,100             --               --
                                         ------------    ------------     ------------     ------------

Net income (loss) ..................     $ 23,464,799    $ 75,101,244     $     (9,751)    $  6,343,374
                                         ============    ============     ============     ============

NET INCOME (LOSS) ALLOCATED TO:
General partners ...................     $  2,346,480    $  2,862,844     $        (98)    $     63,434
Limited partners ...................       21,118,319      72,238,400           (9,653)       6,279,940
                                         ------------    ------------     ------------     ------------

                                         $ 23,464,799    $ 75,101,244     $     (9,751)    $  6,343,374
                                         ============    ============     ============     ============

Net income (loss) per a $500 limited
  partnership unit (based on 800,000
  units outstanding) ...............     $      26.40    $      90.30     $      (0.01)    $       7.85
                                         ============    ============     ============     ============


                       See notes to financial statements.



S T A T E M E N T S   OF   P A R T N E R S '   E Q U I T Y
(Unaudited)

                                                                                                 Year Ended December 31, 1995
                                                                                         and Nine Months Ended Sept. 30, 1996
                                                                     ========================================================
                                                                     General Partners    Limited Partners               Total
                                                                     ----------------    ----------------               -----

Balance, January 1, 1995 ..........................................  $        --          $ 165,350,987          $ 165,350,987
Net income, 1995 ..................................................         80,580            7,977,440              8,058,020
Distributions, 1995 ...............................................       (606,060)         (60,000,000)           (60,606,060)
Allocation under Treasury Regulation Section 1.704-1(b) ...........        525,480             (525,480)                  --
                                                                     -------------        -------------          -------------

Balance, December 31, 1995 ........................................           --            112,802,947            112,802,947
NET INCOME, NINE MONTHS 1996 ......................................      2,862,844           72,238,400             75,101,244
DISTRIBUTIONS DURING NINE MONTHS 1996 .............................     (3,818,181)         (78,000,000)           (81,818,181)
ALLOCATION UNDER TREASURY REGULATION SECTION 1.704-1(b) ...........        955,337             (955,337)                  --
                                                                     -------------        -------------          -------------

                                                                     $        --          $ 106,086,010          $ 106,086,010
                                                                     =============        =============          =============

                       See notes to financial statements.

S T A T E M E N T S   O F   C A S H   F L O W S
(Unaudited)

                                                       Nine Months Ended   Nine Months Ended
                                                          Sept. 30, 1996      Sept. 30, 1995
                                                       ----------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .............................................   $ 75,101,244        $  6,343,374
Adjustments to reconcile net income to
  net cash provided by operating activities:
  (Increase) decrease in accrued interest receivable ...       (118,295)            266,966
  Charge on overhead fees payable ......................      1,702,621           1,980,574
Net change in operating assets and liabilities:
  (Decrease) increase in due to managing general partner        (18,935)             50,464
  Decrease in other liabilities ........................       (100,000)               --
                                                           ------------        ------------

Net cash provided by operating activities ..............     76,566,635           8,641,378
                                                           ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in Joint Venture ...........................           --               (78,566)
Distributions received from Joint Venture
  in excess of equity in income ........................           --            24,012,564
Decrease in investment in Joint Venture ................     21,240,397                --
(Purchase) sale of temporary investments, net ..........    (12,329,596)         16,458,664
                                                           ------------        ------------

Net cash provided by investing activities ..............      8,910,801          40,392,662
                                                           ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to partners ..............................    (81,818,181)        (48,484,848)
Decrease in overhead fee payable .......................     (4,000,000)         (3,540,691)
                                                           ------------        ------------

Net cash used in financing activities ..................    (85,818,181)        (52,025,539)
                                                           ------------        ------------

Net decrease in cash ...................................       (340,745)         (2,991,499)
Cash, beginning of year ................................        392,505           3,279,252
                                                           ------------        ------------

Cash at end of nine months .............................   $     51,760        $    287,753
                                                           ============        ============


                       See notes to financial statements.

N O T E S    T O    F I N A N C I A L    S T A T E M E N T S



1.   PARTNERSHIP  PROCEEDS

The Partnership Agreement provides that all profits, losses and distributable cash ("Proceeds"), are allocated 99% to the limited partners and 1% to the general partners until the Partnership has satisfied certain tests. Thereafter, all Proceeds will be allocated 90% to the limited partners and 10% to the general partners. These tests were satisfied in the second quarter of 1996. Therefore, all proceeds beginning with the third quarter have been allocated 90% to the limited partners and 10% to the general partners. After additional tests have been satisfied, Proceeds will be allocated 80% to the limited partners and 20% to the general partners. Cash generated by net gain from sale, as defined, will be allocated 85% to the limited partners and 15% to the general partners.


2.   TEMPORARY INVESTMENTS

Temporary investments represent investments in commercial paper.


3.   INVESTMENT IN JOINT VENTURE

The investment in the Joint Venture was accounted for using the equity method of accounting. Under the equity method, the investment was initially recorded at cost, and was thereafter increased by additional investments, adjusted by the Partnership's share of the Joint Venture's results of operations and reduced by distributions received from the Joint Venture. The Joint Venture's fiscal year ends September 30, while the Partnership's fiscal year ends December 31. The investment in the Joint Venture on January 1, 1996 totaled $95,691,312.

The Partnership entered into a Letter Agreement (the "Buyout Agreement") with Disney dated September 11, 1995 providing for the sale to Disney of all of the Partnership's interest in the Joint Venture. The Buyout Agreement provides for the payment of the purchase price of $330,000,000, in cash (subject to certain adjustments with respect to revenues received from the exploitation of animated films). Closing is scheduled to occur on November 30, 1998 subject to satisfaction of certain customary conditions. In addition to the purchase price, the Buyout Agreement provides that Buena Vista Pictures Distribution, Inc. ("BV") will continue to account for and make payments to the Joint Venture, as required by the Distribution Agreement for all revenues received by BV through April 30, 1998.

As a result of the Buyout Agreement, the Partnership is using the cost method of accounting starting January 1, 1996. Under the cost method, distributions received are recognized as income and investments will be reduced in proportion that actual cash received bears to ultimate revenues expected.


4.   OVERHEAD FEES PAYABLE

The Partnership Agreement provides that overhead fees received by the Partnership for the benefit of the Managing General Partner ("MGP") will remain on account with the Partnership with the understanding that the MGP may draw from such account from time to time, in order to cover its actual operating expenses not reimbursed from other sources. Such amounts are included in the temporary investments and earn interest which accrues to the Partnership. The fees remaining on account will earn 10% per annum (compounded quarterly) for the MGP. The amount included in general and administrative expenses for the nine months is $1,702,621. Any amount remaining in such account on January 2, 1997 will be paid to the MGP on such date. As of September 30, 1996, the balance of such overhead fee account was $23,245,371.


5.   UNINCORPORATED BUSINESS TAX

On September 30, 1996 the Partnership received an assessment from New York City regarding unincorporated business tax covering all periods from inception through December 31, 1995 of $1,095,100 (including interest). This liability was paid on that date. The Unincorporated Business Tax Expense reflects the excess of this payment over an amount previously established as a contingency reserve.

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